EXHIBIT 99.1

KRATON ANNOUNCES SUCCESFUL REPRICING OF $1.278 BILLION TERM LOAN
HOUSTON, December 13, 2016/PRNewswire/ - Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers, and value-added specialty products primarily derived from renewable sources, announced that it has successfully allocated a re-pricing of its $1.278 billion term loan. The interest rate on the amended term loan will be LIBOR plus 4.00%, a 1.00% reduction from the previous interest rate of LIBOR plus 5.00%.  The terms of the term loan will be substantially similar to the existing term loan. The transaction is expected to close on or about January 9, 2017, subject to customary closing conditions.

ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.

Kraton and the Kraton logo and design are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expected annual interest savings. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton’s ability to repay its indebtedness; Kraton’s reliance on

EXHIBIT 99.1

third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton’s end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.